Exhibit 99.1

For Immediate Release

Tesco Corporation Reports Second Quarter 2015 Results

•	Global restructuring efforts generating cumulative annualized savings of $30 million

•	6 Top Drive bookings suggest market resilience

•	Company readies deployment of new technologies as investments in R&E totaled $2.1 million

•	Second quarter reported diluted EPS loss of $0.71

•	Second quarter adjusted diluted EPS loss of $0.21, after $0.50 in charges, and positive adjusted EBITDA of $1.8 million

HOUSTON, August 6, 2015 -- Tesco Corporation ("TESCO" or the "Company") (NASDAQ: TESO) today reported second quarter 2015 results.

Second Quarter Operating Results

Fernando Assing, TESCO's Chief Executive Officer, commented, "While we expected the second quarter of 2015 results to be negatively impacted by continued market weakness, the severity of the rig count decline and pricing in North America exceeded our expectations. In the second quarter, we took additional restructuring actions with an after-tax cost of $2.2 million, especially in our international markets, to lower our cost structure and better match current market activity. We are still projecting a slow recovery in commodity prices and related drilling activity for the remainder of 2015 and into 2016. Accordingly we are taking additional restructuring steps in the third quarter to reduce operating losses and improve cash generation.”

Tesco reported a net loss of $27.5 million, or $(0.71) per diluted share, for the second quarter ended June 30, 2015. Excluding certain special items, consisting of a valuation allowance on Canadian deferred tax assets, restructuring costs, specific warranty reserves for new products, certain foreign currency losses and specific bad debt expense related to an international customer, Tesco reported an adjusted net loss for the quarter of $8.0 million, or $(0.21) per diluted share. This compares to a net loss of $8.3 million, or $(0.21) per diluted share, in the first quarter of 2015, and net income of $12.7 million, or $0.31 per diluted share, for the second quarter of 2014. Adjusted net loss in the first quarter of 2015 was $3.3 million, or $(0.08) per diluted share, and in the second quarter of 2014 was $11.9 million, or $0.29 per diluted share.

Adjusted operating loss during the second quarter was $9.0 million which excludes $4.7 million of restructuring costs, certain new product warranty costs and a bad debt expense reserve. Second quarter 2015 revenue was $74.5 million, compared to $91.7 million for the first quarter of 2015 and to $145.1 million for the second quarter of 2014, a decrease of 19% and 49%, respectively. Adjusted EBITDA has remained positive at $1.8 million for the second quarter of 2015 and $11.4 million for first half of 2015.

During the second quarter of 2015, cash and cash equivalents declined by approximately $9.8 million to $62.7 million, including over $10 million of outlays related to an extra dividend payment, severance payments and prior-year tax liabilities. Despite the circumstances, year-to-date, we have generated cash from operations of $1.7 million after restructuring expenses and inventory growth of $3 million from long lead-time purchases that could not be cancelled. While we were able to reduce accounts receivable by over $40 million, reductions in accounts payable, prior year tax liabilities and customer deposits partially offset this receivables drawdown. In addition, cash was consumed for capital expenditures of over $10 million primarily for prior year commitments. Excluding letters of credit, we had access to $114.6 million under our credit facility at the end of the second quarter. No shares were repurchased in the second quarter and the first and second quarter dividends were both paid in the second quarter for a total cash expenditure of $3.9 million.

Top Drives Segment

•	Revenue from the Top Drive segment for Q2 2015 was $41.5 million, an $8.5 million, or 17.0%, decrease from Q1 2015 and a $44.8 million, or 51.9%, decrease from Q2 2014.

◦	Top Drive sales for Q2 2015 included 11 units (10 new and 1 used), compared to 14 units (14 new and 0 used) sold in Q1 2015 and 35 units (33 new and 2 used) sold in Q2 2014.

◦	The rental top drive fleet remained unchanged at 135 during the second quarter with a utilization of 30%.

•
Operating loss before adjustments in the Top Drive segment for Q2 2015 was $2.8 million, a $7.4 million, or 160.9%, decrease from Q1 2015 and a $22.0 million, or 114.6%, decrease from Q2 2014.  Our Top Drive operating margins before adjustments were (7)% in Q2 2015, a decrease from 9% and 22% in Q1 2015 and Q2 2014, respectively. Second quarter operating income and operating margin after adjustments were $0.7 million and 1.7%, respectively, with sequential decremental adjusted margins of 62%. This sequential decline in profitability is primarily related to the impact of reduced global top drive sales, lower rental pricing and utilization in North and South America, continued weakness in after-market bookings as customers defer maintenance and low manufacturing activity on plant utilization.

•
At June 30, 2015, Top Drive backlog was 20 units, with a total potential value of $20.0 million, compared to 24 units at March 31, 2015, with a potential value of $23.1 million.  This compares to a backlog of 51 units at June 30, 2014, with a potential value of $56.7 million. Thirteen units of the backlog at the end of the second quarter are not scheduled to ship until 2016. Today, our backlog stands at 21 units with a potential value of $22.0 million.

Tubular Services Segment

•	Revenue from the Tubular Services segment for Q2 2015 was $33.0 million, a $8.7 million, or 20.9%, decrease from Q1 2015 and a $25.8 million, or 43.9%, decrease from Q2 2014.

•
Operating loss before adjustments in the Tubular Services segment for Q2 2015 was $2.8 million, a $4.8 million, or 240.0%, decrease from Q1 2015 and a $14.1 million, or 124.8%, decrease from Q2 2014.  Our Tubular Services operating margins were (9)% for Q2 2015, down from 5% and 19% in Q1 2015 and Q2 2014, respectively. Second quarter operating losses and operating margin after adjustments were $1.7 million and 5.2%, respectively, with sequential adjusted decremental margins of 52%. This sequential decline in profitability is primarily related to the full quarter impact of lower North America activity and pricing as well as lower activity and pricing in certain Latin America and Asia Pacific markets.

Other Segments and Expenses

•
Research and engineering costs for Q2 2015 were $2.1 million, compared to $2.9 million in Q1 2015 and $2.5 million in Q2 2014. We continue to invest in the development, commercialization, and enhancements of our proprietary technologies relating to our Top Drive and Tubular Services segments.

•
Corporate and other costs for Q2 2015 were $6.0 million, a $3.3 million, or 35.5%, decrease from Q1 2015 and a $3.2 million, or 34.8%, decrease from Q2 2014. Adjusted costs would have been $5.9 million primarily as a result of the restructuring efforts.

•
Net foreign exchange losses for Q2 2015 were $1.4 million, compared to losses of $3.2 million in Q1 2015 and gains of $1.1 million in Q2 2014. The largest foreign exchange losses were from Latin America.

•
Our effective tax rate for Q2 2015 was a 79% expense compared to a 6% benefit in Q1 2015 and a 36% expense in Q2 2014. The effective tax rate was mostly affected by a $15.3 million valuation allowance related to deferred tax assets in Canada.

•
Total capital expenditures were $2.9 million in Q2 2015, primarily for tubular services equipment and our test rig, a $4.4 million, or 60%, decrease from Q1 2015 and a $8.6 million, or 75%, decrease from Q2 2014.

Outlook

While North America rig count showed indications of hitting bottom during the second quarter of 2015, recent declines in commodity prices below $50 a barrel add uncertainty to levels of drilling activity in the second half of 2015 and 2016. International rig count is still expected to continue to decline slightly over the rest of the year. Requests for additional pricing concessions in North America have slowed with some additional requests for moderate pricing concessions from international customers continuing. The Company expects to incur an additional operating loss before restructuring charges in the third quarter of 2015.

The Company will remain focused on generating positive free cash flow during the second half of 2015 through spending controls and working capital reductions. The Company will continue to assess the timing of additional share repurchases under the remaining authorization of $73 million against market outlook and other investment opportunities.

Top Drives Segment

•
During the second half of 2015 the Company expects to ship approximately 3-5 top drives per quarter with bookings predicted to occur at a similar pace. After-market and rental activity recovery will depend on rig count increases.

•	Operating margins are expected to decline sequentially in the third quarter due to leverage impact on infrastructure of lower expected sales in all product lines.

Tubular Services Segment

•	Revenue increases from the Tubular Services segment will depend on higher drilling activity, despite some expected improvement in North America market share.

•	Operating margins are not expected to improve sequentially as additional weakness in certain international markets offsets restructuring benefits.

Other Segments and Expenses

•
Research and engineering costs are expected to run approximately $2.0 million per quarter and corporate and other costs are expected to run approximately $6.0 to $7.0 million per quarter for the balance of 2015.

•
The effective tax rate for the second half of 2015 will be sensitive to the impact of earnings and losses by tax jurisdiction as well as non-deductible items such as certain foreign exchange gains and losses.

•	Total capital expenditures for 2015 are expected to be approximately $12 to $15 million.

"Despite the current challenging market, we have continued to implement the strategy we outlined last year,” Assing added. “We continue to gain tubular service market share in our targeted offshore markets and are encouraged by greater technology adoption in North America land, which is focused on helping our customers become more efficient and cost effective. We will ship our first third-party offshore top drive recertification project in the third quarter and believe we will have additional opportunities in this market. Finally, we are actively testing new pipe handling technologies on our new test rig that are expected to be deployed over the next few quarters."

"While our short-term priority remains cash generation and preservation and improve profitability, we plan to continue to implement our strategic plans and technology investments, deploying our cash and liquidity for shareholder returns, acquisitions and organic investments as market conditions dictate," he concluded.

Conference Call

The Company will conduct a conference call to discuss its results for the second quarter 2015 on August 6, 2015 at 9:00 a.m. Central Time.  To participate in the conference call, dial 1-877-407-0672 inside the U.S. or 1-412-902-0003 outside the U.S. approximately 10 minutes prior to the scheduled start time. The conference call and all questions and answers will be recorded and made available until August 20, 2015. To listen to the replay, call 1-877-660-6853 inside the U.S. or 1-201-612-7415 outside the U.S. and enter conference ID 13613125#.

The conference call will be webcast live as well as by replay at the Company's web site, www.tescocorp.com. Listeners may access the call through the "Conference Calls" link in the Investor Relations section of the site.

TESCO Corporation is a global leader in the design, manufacture and service of technology based solutions for the upstream energy industry. The Company's strategy is to change the way people drill wells by delivering safer and more efficient solutions that add real value by reducing the costs of drilling for and producing oil and natural gas. TESCO® is a registered trademark in the United States and Canada. Casing Drive System™, CDS™, Multiple Control Line Running System™ and MCLRS™ are trademarks in the United States and Canada.

For further information please contact:
Chris Boone (713) 359-7000
Tesco Corporation

Caution Regarding Forward-Looking Information and Risk Factors

This news release contains forward-looking statements within the meaning of Canadian and United States securities laws, including the United States Private Securities Litigation Reform Act of 1995. From time to time, our public filings, press releases and other communications (such as conference calls and presentations) will contain forward-looking statements. Forward-looking information is often, but not always identified by the use of words such as "anticipate", "believe", "expect", "plan", "intend", "forecast", "target", "project", "may", "will", "should", "could", "estimate", "predict" or similar words suggesting future outcomes or language suggesting an outlook. Forward-looking statements in this press release include, but are not limited to, statements with respect to expectations of our prospects, future revenue, earnings, activities and technical results.

Forward-looking statements and information are based on current beliefs as well as assumptions made by, and information currently available to, us concerning anticipated financial performance, business prospects, strategies and regulatory developments. Although management considers these assumptions to be reasonable based on information currently available to it, they may prove to be incorrect. The forward-looking statements in this news release are made as of the date it was issued and we do not undertake any obligation to update publicly or to revise any of the included forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

By their very nature, forward-looking statements involve inherent risks and uncertainties, both general and specific, and risks that outcomes implied by forward-looking statements will not be achieved. We caution readers not to place undue reliance on these statements as a number of important factors could cause the actual results to differ materially from the beliefs, plans, objectives, expectations and anticipations, estimates and intentions expressed in such forward-looking statements.

These risks and uncertainties include, but are not limited to, the impact of changes in oil and natural gas prices and worldwide and domestic economic conditions on drilling activity and demand for and pricing of our products and services, other risks inherent in the drilling services industry (e.g. operational risks, potential delays or changes in customers' exploration or development projects or capital expenditures, the uncertainty of estimates and projections relating to levels of rental activities, uncertainty of estimates and projections of costs and expenses, risks in conducting foreign operations, the consolidation of our customers, and intense competition in our industry),  risks, including litigation, associated with our intellectual property and with the performance of our technology. These risks and uncertainties may cause our actual results, levels of activity, performance or achievements to be materially different from those expressed or implied by any forward-looking statements. When relying on our forward-looking statements to make decisions, investors and others should carefully consider the foregoing factors and other uncertainties and potential events.

Copies of our Canadian public filings are available through www.tescocorp.com and on SEDAR at www.sedar.com. Our U.S. public filings are available at www.sec.gov and through www.tescocorp.com.

The risks included here are not exhaustive. Refer to "Part I, Item 1A - Risk Factors" in our Annual Report on Form 10-K filed for the year ended December 31, 2014 for further discussion regarding our exposure to risks. Additionally, new risk factors emerge from time to time and it is not possible for us to predict all such factors, nor to assess the impact such factors might have on our business or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results.

TESCO CORPORATION
Condensed Consolidated Statements of Income
(in millions, except per share information)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
	(Unaudited)		(Unaudited)
Revenue	$74.5	$145.1	$166.1	$266.5
Operating expenses
Cost of sales and services	76.7	110.5	160.0	206.3
Selling, general and administrative	9.4	13.3	20.6	27.3
Research and engineering	2.1	2.5	4.9	5.0
	88.2	126.3	185.5	238.6
Operating income (loss)	(13.7)	18.8	(19.4)	27.9
Interest expense, net	0.3	0.2	0.5	0.6
Other expense (income), net	1.3	(1.1)	4.2	2.2
Income (loss) before income taxes	(15.3)	19.7	(24.1)	25.1
Income taxes	12.2	7.0	11.6	9.1
Net income (loss)	$(27.5)	$12.7	$(35.7)	$16.0
Earnings (loss) per share:
Basic	$(0.71)	$0.32	$(0.92)	$0.40
Diluted	$(0.71)	$0.31	$(0.92)	$0.39
Dividends per share:
Basic	$0.05	$0.05	$0.10	$0.05
Weighted average number of shares:
Basic	39.0	40.2	39.0	40.0
Diluted	39.0	40.8	39.0	40.6

TESCO CORPORATION
Condensed Consolidated Balance Sheets
(in millions)

	June 30, 2015	December 31, 2014
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$62.7	$72.5
Accounts receivable, net	87.6	128.7
Inventories, net	118.0	114.7
Other current assets	35.9	44.8
Total current assets	304.2	360.7
Property, plant and equipment, net	189.3	202.5
Goodwill	34.4	34.4
Other assets	12.2	21.7
Total assets	$540.1	$619.3
Liabilities and Shareholders’ Equity
Current liabilities
Current portion of long term debt	$—	$—
Accounts payable	22.0	36.1
Accrued and other current liabilities	32.9	46.7
Income taxes payable	1.0	8.9
Total current liabilities	55.9	91.7
Other liabilities	1.5	2.2
Long-term debt	—	—
Deferred income taxes	7.3	12.3
Shareholders' equity	475.4	513.1
Total liabilities and shareholders’ equity	$540.1	$619.3

TESCO CORPORATION
Segment Results
(in millions, except per share information)

	Three Months Ended June 30,		Three Months Ended March 31,	Six Months Ended June 30,
	2015	2014	2015	2015	2014
Segment revenue	(Unaudited)		(Unaudited)	(Unaudited)
Top Drives
Sales	$13.7	$40.6	$17.8	$31.5	$65.9
Rental services	17.8	26.7	20.1	37.7	51.4
After-market sales and service	10.0	19.0	12.1	22.2	33.7
	41.5	86.3	50.0	91.4	151.0
Tubular Services
Land	23.5	39.6	30.6	54.1	79.5
Offshore	8.7	10.0	9.8	18.6	20.9
CDS, Parts, & Accessories	0.8	9.2	1.3	2.0	15.1
	33.0	58.8	41.7	74.7	115.5

Casing Drilling	—	—	—	—	—
Consolidated revenue	$74.5	$145.1	$91.7	$166.1	$266.5

Segment operating income (loss):
Top Drives	$(2.8)	$19.2	$4.6	$1.7	$30.0
Tubular Services	(2.8)	11.3	2.0	(0.8)	22.1
Casing Drilling	—	—	—	—	(0.3)
Research and Engineering	(2.1)	(2.5)	(2.9)	(4.9)	(5.0)
Corporate and other	(6.0)	(9.2)	(9.3)	(15.4)	(18.9)
Consolidated operating income	$(13.7)	$18.8	$(5.6)	$(19.4)	$27.9
Net income (loss)	$(27.5)	$12.7	$(8.3)	$(35.7)	$16.0
Earnings (loss) per share (diluted)	$(0.71)	$0.31	$(0.21)	$(0.92)	$0.39
Adjusted EBITDA(a) (as defined)	$1.8	$30.3	$9.6	$11.4	$52.4
________________________

(a)	See explanation of Non-GAAP measure below

TESCO CORPORATION
Non-GAAP Measure - Adjusted EBITDA (1)
 (in millions)

	Three Months Ended June 30,		Three Months Ended March 31,	Six Months Ended June 30,
	2015	2014	2015	2015	2014
Net income (loss) under U.S. GAAP	$(27.5)	$12.7	$(8.3)	$(35.7)	$16.0
Income tax expense (benefit)	12.2	7.0	(0.5)	11.6	9.1
Depreciation and amortization	9.6	10.4	10.1	19.7	20.1
Net interest expense	0.3	0.2	0.2	0.5	0.6
Stock compensation expense—non-cash	1.1	1.1	1.0	2.1	2.8
Severance & executive retirement charges	3.0	—	2.6	5.6	—
Bad debt from certain accounts	0.4	—	—	0.4	1.6
Foreign exchange (gain) loss	1.4	(1.1)	3.2	4.6	2.2
Warranty & legal reserves	1.3	—	—	1.3	—
Financial revision costs	—	—	1.3	1.3	—
Adjusted EBITDA	$1.8	$30.3	$9.6	$11.4	$52.4

(1)
Our management reports our financial statements in accordance with U.S. GAAP but evaluates our performance based on non-GAAP measures, of which a primary performance measure is Adjusted EBITDA. Adjusted EBITDA consists of earnings (net income or loss) available to common stockholders before interest expense, income tax expense, foreign exchange gains or losses, noted income or charges from certain accounts, non-cash stock compensation, non-cash impairments, depreciation and amortization, gains or losses from merger and acquisition transactions and other non-cash items. This measure may not be comparable to similarly titled measures employed by other companies and is not a measure of performance calculated in accordance with GAAP. Adjusted EBITDA should not be considered in isolation or as substitutes for operating income, net income or loss, cash flows provided by operating, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP.

We believe Adjusted EBITDA is useful to an investor in evaluating our operating performance because:

•
it is widely used by investors in our industry to measure a company's operating performance without regard to items such as net interest expense, depreciation and amortization, which can vary substantially from company to company depending upon accounting methods and book value of assets, financing methods, capital structure and the method by which assets were acquired;

•
it helps investors more meaningfully evaluate and compare the results of our operations from period to period by removing the impact of our capital structure (primarily interest), merger and acquisition transactions (primarily gains/losses on sale of a business), and asset base (primarily depreciation and amortization) and actions that do not affect liquidity (stock compensation expense and non-cash impairments) from our operating results; and

•
it helps investors identify items that are within our operational control. Depreciation and amortization charges, while a component of operating income, are fixed at the time of the asset purchase in accordance with the depreciable lives of the related asset and as such are not a directly controllable period operating charge.

 Our management uses Adjusted EBITDA:

•
as a measure of operating performance because it assists us in comparing our performance on a consistent basis as it removes the impact of our capital structure and asset base from our operating results;

•	as one method we use to evaluate potential acquisitions;

•	in presentations to our Board of Directors to enable them to have the same consistent measurement basis of operating performance used by management;

•	to assess compliance with financial ratios and covenants included in our credit agreements; and

•	in communications with investors, analysts, lenders, and others concerning our financial performance.

•

  TESCO CORPORATION
Reconciliation of GAAP Net Income to Adjusted Net Income (2)
 (in millions. except earnings per share data)

	Three Months Ended June 30,		Three Months Ended March 31,	Six Months Ended June 30,
	2015	2014	2015	2015	2014
Net income (loss) under U.S. GAAP	$(27.5)	$12.7	$(8.3)	$(35.7)	$16.0
Severance & executive retirement charges	2.2	—	1.8	4.0	—
Warranty & Legal reserves	1.0	—	—	1.0	—
Certain foreign exchange losses	0.7	(0.8)	2.4	3.1	2.1
Bad debt on certain accounts	0.3	—	—	0.3	1.6
Certain tax-related charges	15.3	—	—	15.3	—
Financial revision costs	—	—	0.8	0.8	—
Adjusted Net Income (Loss)	$(8.0)	$11.9	$(3.3)	$(11.2)	$19.7

Diluted earnings (loss) per share:
Net income (loss) under U.S. GAAP	$(0.71)	$0.31	$(0.21)	$(0.92)	$0.39
Severance & executive retirement charges	0.06	—	0.05	0.10	—
Warranty & Legal reserves	0.03	—	—	0.03	—
Certain foreign exchange losses	0.01	(0.02)	0.06	0.08	0.05
Bad debt on certain accounts	0.01	—	—	0.01	0.04
Certain tax-related charges	0.39	—	—	0.39	—
Financial revision costs	—	—	0.02	0.02	—
Adjusted Net Income (Loss)	$(0.21)	$0.29	$(0.08)	$(0.29)	$0.48

(2)
Adjusted net income is a non-GAAP measure comprised of net income attributable to Tesco excluding the impact of certain identified items. The Company believes that adjusted net income is useful to investors because it is a consistent measure of the underlying results of the Company’s business. Furthermore, management uses adjusted net income as a measure of the performance of the Company’s operations.